Exhibit 4.3

GOVERNMENT PROPERTIES INCOME TRUST

Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634

Authentication Order

June 22, 2016

U.S. Bank National Association

One Federal Street, Third Floor

Boston, Massachusetts 02110

Attention:  Corporate Trust Department

Dear Sirs:

We have heretofore delivered to you, or deliver herewith, the following items pursuant to the Indenture, dated as of August 18, 2014 (the “Base Indenture”), and the Supplemental Indenture No. 2, dated as of May 26, 2016 (the “Supplemental Indenture”), each between Government Properties Income Trust, a Maryland real estate investment trust (the “Company”), and you, as Trustee:

1.                                      The Officers’ Certificate relating to the Supplemental Indenture and the Company’s 5.875% Senior Notes due 2046 (the “Notes”) required by and in accordance with Sections 102, 303 and 901 of the Base Indenture, having attached thereto the resolutions of the Board of Trustees of the Company or duly authorized committee thereof relating to the Notes, required by Sections 301, 303 and 901 of the Base Indenture.

2.                                      The Opinion of Counsel, as defined in the Base Indenture, relating to the Notes required by and in accordance with Sections 102 and 303 of the Base Indenture.

3.                                      Certificate representing $310,000,000 aggregate principal amount of Notes executed by the proper officers of the Company as provided in the Supplemental Indenture.

Pursuant to Section 303 of the Base Indenture, you are hereby requested to (i) authenticate, in the manner provided by the Base Indenture, a certificate in global form representing $310,000,000 aggregate principal amount of Notes registered in the name of “CEDE & CO.”, as requested by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, as representatives (in such capacity, the “Representatives”) of the underwriters (the “Underwriters”) named in Schedule A to the Underwriting Agreement, dated as of May 19, 2016, between the Company and the Underwriters, and (ii) when the Notes have been so authenticated and registered, hold the Notes as custodian for The Depository Trust Company, as instructed by one or more of the Representatives.

Further, the Company delivers herewith Global Note No. R-2 (“Note R-2”). You are instructed to replace the original Global Note bearing certificate “No. R-1” with Note R-2, and to hold Note R-2 in accordance with the instructions delivered to you in this Authentication Order, dated June 22, 2016. Note R-2 is being delivered to you in order to reflect the revised aggregate principal amount of the Notes issued and sold by the Company to the Underwriters resulting from the Underwriters’ partial exercise of their option to purchase up to $45,000,000 in principal amount of the Notes, granted pursuant to Section 2(b) of the Underwriting Agreement, of which amount the Underwriters have partially exercised their option to purchase $10,000,000 in principal amount of the Notes. Upon replacing the Global Note bearing certificate “No. R-1” with Note R-2 in accordance with the foregoing instructions, you are instructed to return the original Global Note to the Company, upon which return the Company shall promptly destroy such original Global Note.

Very truly yours,

GOVERNMENT PROPERTIES INCOME
TRUST

			By:	/s/ David M. Blackman
David M. Blackman
President and Chief Operating Officer

			By:	/s/ Mark L. Kleifges
Mark L. Kleifges
Chief Financial Officer and Treasurer

RECEIPT of the Notes is hereby
acknowledged:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David W. Doucette
	Name:	David W. Doucette
	Title:	Vice President

Dated: June 22, 2016

[Signature Page: Authentication Order]